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EXHIBIT 21



LIST OF SUBSIDIARIES

     1.  Roadway Express International, Inc., a Delaware corporation
     2.  Roadway S.A. de C.V., a Mexican corporation
     3.  Roadway Express, B.V., a Netherlands corporation
     4.  Roadway Express (Canada), Inc., an Alberta corporation
     5.  Rexsis, Inc., an Ohio corporation
     6.  Transcontinental Lease S.A. de C.V., a Mexican corporation
     7.  Reimer Express Lines (REL) Ltd., a Canadian corporation



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